EXHIBIT 10.2

                         Commonwealth Energy (USA) Inc.
             7500 College Blvd. Suite 1215 Overland Park, KS. 66210
                      Telephone 913-469-5615 Fax 913-469-15




March 31, 2003

Mr. Jim Glover
Enlight Energy Corp.
61 Rocky Ridge Gardens
NW Calgary, Alberta
Canada T3G 4V7

 Dear Mr. Glover:

This Letter Agreement ("the AGREEMENT") is entered into this ____day of March 2003, between Commonwealth Energy (USA) Inc. a Washington corporation, ("Commonwealth"), and Enlight Energy Corp., a Canadian corporation ("Enlight").

WHEREAS, Commonwealth is part owner of certain oil & and gas rights in Coleman County, Texas that were earned by drilling two wells under the terms of a partial assignment of interest dated March 24, 1999 from the joint interest owners and is attached as Exhibit A, and

WHEREAS, Commonwealth owns a 39% working interest and a 27.76689% revenue interest in the two wells drilled, named Warren-Thurman #1 and Warren-Thurman #2, and

WHEREAS, Commonwealth desires to sell their interest in the two wells to Enlight and Enlight is interested in acquiring said interest, and

WHEREAS, Commonwealth is the current operator of the properties, and

WHEREAS, Enlight acknowledges that they are experienced in evaluating oil & gas properties and have performed the due diligence they consider necessary to acquire the properties including, but not limited to, physical inspections of the property, title review, plugging liability assessments and environmental review, and

WHEREAS, Hanover Compressor Limited Partnership filed a Mineral Contractor's Affidavit of Lien against the prior operator, Double Eagle Petroleum Inc., and recorded the lien against the property in the Coleman County records during May, 2002, in the amount ofUS$15, 839.25 plus cost, and is attached as Exhibit B, and

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NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto agree as follows:

I. Enlight will purchase all of Commonwealth' s right, title and interest in the properties, which is a working interest of 39.0% with a revenue interest of
27.76689 %.

2. Commonwealth will resign, as operator and Enlight will name a new operator that is acceptable to the Texas Railroad Commission and which will file the appropriate operator change forms with the Texas Railroad Commission by April 4, 2003.

3. The cash portion of the sales price will be US$12,500 and the sale is contingent on these funds being received by Commonwealth no later than April 1, 2003.

4. The effective date of the sale is March 1, 2003, on a cash basis.

5. The Assignment is made on a where-is, as-is basis with no warranties.

6. Enlight acknowledges and accepts the liabilities associated with the Hanover lien in the amount of $15,839.25, plus cost.

..
IN WITNSS WHEREOF, the parties have executed this Agreement as of the day and year written above.




Commonwealth Energy (USA) Corp              Enlight Energy Corp.


By:                                         By:
----------------------------------             --------------------------------
Norman Peterson, Treasurer                          Jim Glover, CEO